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                                                                  EXHIBIT 10.113

                   AMENDMENT NO. 1 TO SETTLEMENT AGREEMENT


     This Amendment No. 1 to Settlement Agreement ("Amendment") is entered into this 2nd day of June 1997, by and between The Central National Insurance Company Of Omaha, a Nebraska insurance corporation in rehabilitation ("Central"), Transre Insurance Services, a California corporation ("Transre") and TCO Holdings, Inc., a California corporation ("Holdings").

     WHEREAS, on November 9, 1995, the parties entered into a Settlement Agreement ("Settlement Agreement") pursuant to which they sought to settle certain matters;

     WHEREAS, on November 11, 1996, as a consequence of Transre's apparent inability to meet its November 15, 1996, payment obligation, the parties modified the Settlement Agreement ("11/12/96 Modification") to provide for installment payments of the $366,666 due on or before November 15, 1996;

     WHEREAS, Transre now has informed Central that Transre is incapable of meeting its remaining payment obligations under the Settlement Agreement and the 11/12/96 Modification, and has proposed an alternative to Central; and

     WHEREAS, the parties now wish to amend the Settlement Agreement and the 11/12/96 Modification as set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.      PAYMENTS.

             In lieu of the remaining payments due pursuant to the Settlement Agreement and the 11/12/96 Modification, Transre and/or Holdings shall cause to be paid to Central the amounts set forth below:

             A. $100,000 in cash to be paid to Central within five business days following the execution of this Amendment; and

             B. Subject to final approval by the Illinois Department of Insurance, and additionally subject to execution of various settlement and related agreements with other parties not directly related to this Amendment, $1,550,000 payable from 26.67% of the 3.75% override commission ("Override Commission") to be paid by Alpine Insurance Company ("Alpine") to Holdings with respect to the quota share reinsurance between United Capitol Insurance Company and its affiliates and Alpine, as evidenced by the Casualty Quota Share Slip attached as Exhibit I hereto (the "Reinsurance Agreement").

                  1) Such amounts shall be paid to Central quarterly by the end of the month following the end of each such quarter.



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                   2)   In the event the experience under the Reinsurance
                        Agreement in any quarter is such that the maximum Override Commission is not generated, Central shall be entitled to receive amounts equal to 26.67% of the Override Commission which is generated. Except as set forth in Subsection 1.B.3, such amounts shall be limited to 26.67% of the premiums actually received by Alpine by the end of the quarters with respect to which the payments are payable. If, in any one quarter, the amount paid to Central is limited, by reason of this Subsection 1/B.2, to less than 26.67% of 3.75% of the gross premiums assumed by Alpine in the quarter, the balance owing to Central shall be carried forward to successive quarters in which the amounts of premiums actually received by Alpine under the Reinsurance Agreement exceed 3.75% of the gross premiums assumed by Alpine, until the full amount owing has been paid.

                   3) At such time, if ever, as Holdings shall have met its obligations to use 73.33% of the 3.75% Override Commission to satisfy certain of Holdings' obligations to Geneva Syndicate, Inc., Transre shall cause to be paid to Central 100% of the 3.75% Override Commission until Central shall have received a total of $1,550,000 pursuant to this Subsection 1.B.

             2.  REPORTING

                 Transre shall prepare for Central a quarterly report on the business produced under the Reinsurance Agreement, summarizing premiums assumed by Alpine, Alpine's unearned premiums, Alpine's return premiums, Alpine's ceding commissions, Alpine's losses and loss adjustment expenses paid, Alpine's loss reserves, Alpine's salvage recoveries, and Alpine's amounts of Override Commissions. This report shall be delivered to Central by the end of the month following the end of each quarter. Transre shall honor any reasonable request by Central to audit, at Central's expense, the books and records of Transre, Holdings, or Alpine relative to the Reinsurance Agreement. Transre shall immediately notify Central should the Reinsurance Agreement be terminated.

             3.  CONSIDERATION.

                 Central acknowledges that it believes it likely would not receive the remaining payments due from Transre in accordance with the Settlement Agreement and the 11/12/96 Modification, and that, among other things, Central is entering into this Amendment in consideration of Transre's agreement to cause its affiliates to pay to Central the amounts set forth in Section 1 of this Agreement.

             4.  EFFECT.

                 This Amendment shall supersede the Settlement Agreement and the 11/12/96 Modification only as expressly set forth herein, and only for so long as Central receives an annual average amount of at least $50,000 (beginning with calendar year 1997) pursuant to Subsection 1.B of this Agreement. If at the end of any year (beginning with calendar year 1997) Central has not received an average annual


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                 amount of at least $50,000 pursuant to Subsection 1.B of this
                 Agreement, or in the event that the Reinsurance Agreement is terminated, this Amendment automatically shall terminate and all of the terms and conditions of the Settlement Agreement and the 11/12/96 Modification immediately shall be reinstated as if this Amendment had never been executed; provided, however that (i) the total amount due Central pursuant to the Settlement Agreement and the 11/12/96 Modification shall be reduced by amounts paid pursuant to this Amendment, with the payments paid pursuant to this Amendment being applied first to reduce amounts due to Central pursuant to the 11/12/96 Modification, and then successively to reduce amounts due pursuant to the Settlement Agreement from the earliest amount due to the latest amount due; and (ii) the periods of any statutes of limitations applicable to the Settlement Agreement and the 11/12/96 Modification shall have been tolled while this Amendment was effective. All other terms and conditions of the Agreement among the parties, as evidenced by the Settlement Agreement and the 11/12/96 Modification, shall remain in full force and effect.

         IN WITNESS WHEREOF, the undersigned agree to this Amendment and signify their acceptances and approvals by signing below this 2nd day of June 1997.



THE CENTRAL NATIONAL INSURANCE
COMPANY OF OMAHA (In Rehabilitation)          TRANSRE INSURANCE SERVICES

By: /s/ Houghton Furr,Jr.
   ---------------------------------          By: /s/  Steven C. Shinn
    Houghton Furr, Jr.                           ------------------------------
    Deputy Rehabilitator                          Steven C. Shinn



                                              TCO HOLDINGS, INC.

                                              BY: /s/ Steven C. Shinn
                                                 ------------------------------
                                                  Steven C. Shinn


                                              Acknowledged:

                                              PETER J. O'SHAUGHNESSY


                                              By: /s/ Peter J. O'Shaughnessy
                                                 ------------------------------

                                              Date:  2/6/97
                                                 ------------------------------

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